EXHIBIT 99.2 TO FORM 8-K

AMBASSADORS AND WINDSTAR SALE PROCESS PROCEEDING AS PLANNED

AMBASSADORS INTERNATIONAL, INC. AND WINDSTAR CRUISES RECEIVE INTERIM COURT APPROVAL FOR ACCESS TO $5 MILLION OF NEW FINANCING

Windstar Cruises Continues Operating As Usual With High Level of Attention to Customers’ and Guests’ Travel Experience

Ambassadors Receives Delisting Notice From Nasdaq

SEATTLE, April 6, 2011 -- Ambassadors International, Inc. (NASDAQ: AMIE) ("Ambassadors") today announced that Windstar Cruises’ ("Windstar") luxury yachts are sailing as scheduled and all Windstar fares and reservations, including charter contracts, are being honored. At a hearing April 5, 2011, the U.S. Bankruptcy Court for the District of Delaware granted permission for Windstar and Ambassadors, among other things, to:

•	Maintain all of Windstar’s customer programs and policies and honor all Windstar fares and reservations, including charter contracts;

•	Provide commissions and payments to travel partners as usual; and

•	Pay employees and crewmembers in the usual manner and to continue their benefits without disruption.

The approval of these requests by Ambassadors helps ensure that Windstar will continue normal operations as it moves forward through the previously announced process of selling Windstar and substantially all of Ambassadors’ other assets. Ambassadors continues to expect that all Windstar vendors and suppliers for goods and services received both before and during the reorganization process will be paid in connection with the sale.

The Court also granted interim approval of the company’s debtor-in-possession financing (DIP) facility.  The court’s approval authorizes Ambassadors and Windstar to access $5 million of new working capital financing on an interim basis, which can be used to help support Ambassadors' and Windstar's continuing operations and will provide liquidity during the sale process.  A hearing for final approval of the DIP financing facility and access to the full $10 million of new financing thereunder has been scheduled for April 26, 2011.

Hans Birkholz, CEO of Ambassadors and Windstar, said, “We are on track with our sale process.  Windstar is maintaining normal business operations and our customers and guests remain a top priority as we move through this process to position Windstar for long-term profitability and success under new ownership.”

On April 1, 2011, Ambassadors announced an agreement to sell substantially all of its assets, including Windstar, to Whippoorwill Associates, Inc., as agent for its discretionary funds and accounts ("Whippoorwill").  Whippoorwill intends to maintain Windstar’s business and operations and invest in Windstar’s growth following completion of the anticipated sale. In addition, the financing facility that received interim Court approval is being provided to Windstar and Ambassadors by Whippoorwill.

Ambassadors also announced that it received notification from the Nasdaq Stock Market on April 4, 2011, indicating that the staff of the Nasdaq Stock Market has determined, in accordance with Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1, that Ambassadors’ common stock will be delisted from the Nasdaq Stock Market in light of, among other things, Ambassadors’ announcement that it filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The notification states that Nasdaq trading in Ambassadors’ common stock will be suspended at the opening of business on April 13, 2011, and Nasdaq will request that the Securities and Exchange Commission remove Ambassadors’ securities from listing and registration on the Nasdaq Stock Market, unless Ambassadors requests an appeal of the delisting decision.  Ambassadors does not intend to appeal Nasdaq's delisting decision, and therefore it is expected that the common stock will be delisted.

Additional information about the restructuring and the sale process is available at www.ambassadors.com. Claims information is available at www.phaseeleven.com/ambassadors. General information for Windstar guests is available at (800) 258-7245.

About Ambassadors International, Inc.

Ambassadors International, Inc. is primarily a cruise company with headquarters in Seattle, Washington. The Company operates Windstar Cruises, a three-ship fleet of luxury yachts that explore the hidden harbors and secluded coves of the world's most sought-after destinations. Carrying just 148 to 312 guests, the luxurious ships of Windstar cruise to nearly 50 nations, calling at 100 ports throughout Europe, the Caribbean and the Americas. In this press release, any reference to "Company," "Ambassadors," "management," "we," "us" and "our" refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements

This press release contains forward-looking statements that are based on our current expectations and assumptions. These forward looking statements entail various risks and uncertainties that could cause actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, our ability to consummate the sale of our assets; our ability to obtain financing at reasonable rates; the need to obtain Bankruptcy Court approval for certain actions; the costs and other adverse effects of Chapter 11 proceedings; the risk that the bankruptcy filing and the related cases disrupt the Company's plans and operations; competitive practices and pricing in the cruise industry; our relationships with our employees; our ability to effectively and efficiently operate our cruise business; customer cancellation rates; marketing expenses; extreme weather conditions; the impact of new laws and regulations affecting our business; negative incidents involving cruise ships, including those involving the health and safety of passengers; cruise ship maintenance problems; reduced consumer demand for vacations and cruise vacations; changes in fuel, food, payroll, insurance and security costs; changes in relationships with certain travel providers; changes in vacation industry capacity; the Company's cost of capital and the ability of the Company to obtain capital; our ability to continue to operate as a going concern; our ability to effectively and efficiently operate our cruise business; other economic factors and other considerations affecting the travel industry; and other factors discussed more specifically in our filings with the Securities and exchange Commission. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contacts:
Ambassadors International Public Relations
(206) 733-2705
Email: pr@ambassadors.com

Kimberly Kriger/James David
Kekst and Company
(212) 521-4800